SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 28, 2009

OPTIONABLE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51837	52-2219407
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

95 Croton Avenue, Suite 32, Ossining, New York, 10562
 (Address of principle executive offices)

(914) 773-1100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Marc Ross, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 28, 2009, Edward O’Connor resigned as President of Optionable, Inc. (the “Company”) effective immediately. Mr. O’Connor served as President and a Director since March 2001 and will continue to serve as a Director of the Company until such time as his successor is duly nominated and elected. In connection with Mr. O’Connor’s resignation, the Company and Mr. O’Connor entered into a Separation Agreement (the “Separation Agreement”) pursuant to which the Company agreed to provide Mr. O’Connor with a monthly severance in the amount of $2,083.33 (net of applicable withholding) for twelve consecutive months. Pursuant to the terms of the Separation Agreement, the Company agreed to maintain sufficient resources to indemnify Mr. O’Connor in any threatened or pending action, suit or proceeding brought against him by reason of the fact that he was an officer or director or similar capacity of the Company. The Separation Agreement also contains mutual non-disparagement, mutual release, non-compete and confidentiality provisions. Mr. O’Connor recused himself from the Board vote to approve his Separation Agreement.

On January 28, 2009, the Board of Directors of the Company appointed Thomas F. Burchill, age 67, as President and Chief Executive Officer of the Company. Mr. Burchill has been serving as a Director of the Company since November 2007 and recused himself from the Board vote. In connection with his appointment, the Company and Mr. Burchill entered into an employment agreement dated January 28, 2009 (the “Employment Agreement”). The Employment Agreement provides for an annual salary of $150,000 and a year-end incentive pay of up to 100% of the base salary based upon criteria to be established by the Board of Directors. The Employment Agreement also provides for a signing bonus of $30,000 and the grant of an option to purchase 250,000 shares of the Company’s common stock at a price of $0.016, which is equal to at least 100% of the closing price of the Company’s stock on January 28, 2009.  The Employment Agreement may be terminated at will by either party upon 30 days notice, except that no such notice is required if terminated by the Company for cause as defined in the Employment Agreement. The Employment Agreement also provides for the payment of severance in the amount of six months base salary and benefits, plus the pro rata amount of any incentive pay that the Board may give based upon a criteria to be determined by the Board, if Mr. Burchill resigns for good reason, as defined in the Employment Agreement, or if the Company terminates for any reason other than cause, as defined in the Employment Agreement.

Mr. Burchill has worked at Hearst, ABC and Viacom, and was the first President and Chief Executive Officer of Lifetime Television. Since 2001, Mr. Burchill has provided leadership or advisory assistance to a number of early stage companies that serve the media sector, including Mitra Technologies, a traffic and billing software firm, and SB3 Inc., a media-focused business intelligence firm and Venaca, Inc., a digital asset management company. He currently serves as Chairman and Chief Executive Officer of Mediastar Ventures LLC, an advisory firm. The Board approved Mr. Burchill’s retention of his directorship at two private companies so long as his service for these companies does not interfere with his duties as President and Chief Executive Officer of the Company and neither company competes with the Company.

Also, on January 28, 2009, the Board of Directors of the Company ratified and approved the payment of an annual compensation of $25,000, payable in 12 equal monthly installments, to Andrew Samaan, age 41, for serving on the Board of Directors. The terms of such agreement are contained in a letter agreement dated as of January 15, 2009 (the “Letter Agreement”). Mr. Samaan was appointed as a director on January 15, 2009.

The foregoing descriptions of each of the Separation Agreement, Employment Agreement and Letter Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, which are filed as exhibits herewith.

Item 8.01 Other Events

On January 28, 2009, the Company’s Board of Directors established a special committee of three directors to review and respond to Mark Nordlicht’s repeated requests to renegotiate a promissory note issued by the Company to Mr. Nordlicht on March 22, 2004 (the “Note”). The Note matures in 2014 and currently has an outstanding balance of approximately $5 million. While the Note is not currently payable or in default, the Company believes that it may be able to obtain a favorable resolution to a number of continuing disputes with Mr. Nordlicht regarding the satisfaction of the Note at a discount, the management and the future direction of the Company. Mr. Nordlicht was one of the Company’s founders and is currently a major stockholder.

The special committee has commenced negotiations with Mr. Nordlicht but there can be no assurance that a definitive agreement will be achieved. Members of the special committee are Thomas Burchill, Dov Rauchwerger and Andrew Samaan, each of whom confirmed that they are independent of Mr. Nordlicht.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

10.1	Separation Agreement between Optionable, Inc. and Edward J. O’Connor dated as of January 28, 2009
10.2	Employment Agreement between Optionable, Inc. and Thomas Burchill dated as of January 28, 2009
10.3	Letter Agreement dated as of January 15, 2009 with respect to compensation to Andrew Samaan

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OPTIONABLE, INC.

By: /s/ Marc-Andre Boisseau
Marc-Andre Boisseau
Chief Financial Officer

Date:  February 2, 2009